EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Tofutti Brands, Inc. on Form S-8 (No. 333-198917) of our report dated April 21, 2020, on our audits of the financial statements as of December 28, 2019 and December 29, 2018 and for each of the fiscal years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about April 21, 2020. Our report includes an explanatory paragraph that refers to a change in the method of accounting for leases due to the adoption of Accounting Standards Update No. 2016-02.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Philadelphia, Pennsylvania

April 21, 2020